Exhibit 10.5

THE PMI GROUP, INC.

ADDITIONAL BENEFIT PLAN

(September 1, 2007 Restatement)

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5.04	Assignment of Benefits	7
5.05	Applicable Law	7
5.06	Construction	7
5.07	Governing State Law; Severability	7
5.08	Number	8
5.09	Participation of Affiliates	8
5.10	Indemnification	8
5.11	Income Inclusion Under Section 409A of the Code	8
5.12	No Guarantees Regarding Tax Treatment	8

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ARTICLE I

DEFINITIONS

1.01 “Affiliate” means each corporation, trade or business which is, together with any Employer, a member of a controlled group of corporations or an affiliated service group or under common control (within the meaning of section 414(b), (c) or (m) of the Code), but only for the period during which such other entity is so affiliated with the Employer. Notwithstanding the foregoing, in applying sections 1563(a)(1), (2) and (3) of the Code for purposes of determining a controlled group of corporations under section 414(b) of the Code and in applying Treasury regulation section 1.414(c)-2 for purposes of determining trades or businesses that are under common control for purposes of section 414(c) of the Code, the phrase “at least 50 percent” will be used instead of “at least 80 percent” at each place it appears in such sections.

1.02 “Board of Directors” means the Board of Directors of the Company, as constituted from time to time, except that any action that could be taken by the Board of Directors may also be taken by a duly authorized Committee of the Board of Directors.

1.03 “Change in Control Event” means a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company as determined in accordance with section 409A(a)(2)(A)(v) of the Code and Treasury regulation section 1.409A-3(i)(5), and as set forth below:

(a) A change in the ownership of the Company occurs on the date that any one person or more than one person acting as a group (a “Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; provided, however, that for purposes of this subsection (a), the acquisition of additional stock by any one Person who is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company shall not be considered to cause a change in the ownership of the Company (or to cause a change in the effective control of the Company within the meaning of subsection (b) below). An increase in the percentage of stock owned by any one Person as a result of a transaction in which the Company acquires its stock in exchange for property shall be treated as an acquisition of stock for purposes of this subsection (a). This subsection (a) applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and the Company’s stock remains outstanding after the transaction;

(b) A change in the effective control of the Company occurs on the date that either: (1) any one Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of the stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company; or (2) a majority of the members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election. A change in effective control also may occur in a transaction in which either of the two corporations involved in the transaction has a Change in Control Event under subsection (a) above or (c) below. For purposes of this subsection (b), if any one Person is considered to effectively control the Company within the meaning of this subsection (b), the acquisition of additional control of the Company by such Person shall not be considered to cause a change in the effective control of the Company (or to cause a change in the ownership of the Company within the meaning of subsection (a) above); or

(c) A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. However, there is no Change in Control Event under this subsection (c) when there is a transfer of assets of the Company to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided below. A transfer of assets by the Company shall not be treated as a change in the ownership of such assets if the assets are transferred to: (1) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock; (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in clause (3) above. For purposes of this subsection (c) and except as otherwise provided, a person’s status is determined immediately after the transfer of the assets.

For purposes of this Section 1.02, persons will not be considered to be acting as a group solely because they purchase or own stock of the Company at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company, and if a person, including an entity, owns stock in both the Company and another corporation and the Company and the other corporation enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders only with respect to the ownership in the Company before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Section 318(a) of the Code also applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option); provided, however, that if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury regulation sections 1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.

1.04 “Committee” means the Committee under the Retirement Plan.

1.05 “Company” means The PMI Group, Inc., a Delaware corporation, or any successor thereto and any Affiliate to the extent required.

1.06 “Disability” or “Disabled” means (a) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (b) the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer. The Committee shall determine whether or not a Participant is Disabled based on such evidence as the Committee deems necessary or advisable. Notwithstanding the foregoing, a Participant shall be deemed Disabled if he or she is determined to be totally disabled by the Social Security Administration.

1.07 “Employer” means Employer as defined under the Retirement Plan.

1.08 “Final Average Compensation” means Final Average Compensation as defined under the Retirement Plan.

1.09 “Participant” means any employee who: (a) is eligible for benefits under the Retirement Plan, (b) retires on or after January 1, 1989, and (c) meets the eligibility requirements of Section 3.01 of this Plan.

1.10 “Plan” means The PMI Group, Inc. Additional Benefit Plan, as set forth in the instrument and as heretofore or hereafter amended from time to time.

1.11 “Retirement Plan” means The PMI Group, Inc. Retirement Plan, as amended from time to time.

1.12 “Retired Participant” means a Participant who retired in accordance with the provisions of the Retirement Plan.

1.13 “Separation from Service” means a Participant’s death, retirement or other termination of employment with the Employer and all of its Affiliates (as determined in accordance with section 409A(a)(2)(A)(i) of the Code and Treasury regulation section 1.409A-1(h)), including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate. For this purpose, the employment relationship shall be treated as continuing intact while the Participant is on military leave, sick leave or other bona fide leave of absence, except that if the period of such leave exceeds six (6) months and the Participant does not retain a right to reemployment under an applicable statute or by contract, then the employment relationship shall be deemed to have terminated on the first day immediately following such six-month period. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.

1.14 “Specified Participant” means a Participant who, as of the date of his or her Separation from Service, is a key employee of the Company. For this purpose, a Participant shall be deemed to be a “key employee” of the Company if he or she meets the requirements of section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding section 416(i)(5) of the Code) at any time during the 12-month period ending on September 30 (the “Identification Date”). In this connection, the definition of compensation under Treasury regulation section 1.415(c)-2(a) will be used, applied as if no safe harbor provided in Treasury regulation section 1.415(c)-2(d) were used, no elective special timing rules provided in Treasury regulation section 1.415(c)-2(e) were used, and no elective special rules provided in Treasury regulation section 1.415(c)-2(g) were used. If a Participant is a key employee of the Company as of any Identification Date, then he or she will be treated as such for the entire 12-month period beginning on the first day of the fourth month following the Identification Date.

1.15 “Spouse” means Spouse as defined in the Retirement Plan.

1.16 “Trust” means a trust established pursuant to Section 4.07 of the Plan for the purposes of holding assets for the payment of the Employer’s general creditors, including the Employer’s Participants. Such Trust shall be intended to be a grantor trust, of which the Employer is the grantor, within the meaning of subpart E, part I, subchapter J, subtitle A of the Code. In addition, the Trust, if established, shall be irrevocable and shall conform to the provisions of Revenue Procedure 92-64.

ARTICLE II

INTRODUCTION

2.01 Purpose. The purpose of this Plan is to make up lost early retirement payments for Participants who failed to reach their 20th anniversary with Allstate as described in Section 3.02. The Plan is an unfunded deferred compensation program for a select group of management and highly compensated employees. Thus, the Plan is subject to Part 1 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), but is exempt from Parts 2, 3 and 4 thereof.

2.02 Administration. The Plan will be administered by the Committee. The Committee has all discretionary authority to issue such rules as it deems appropriate and to interpret the provisions of the Plan and make factual determinations, including the power to determine the rights or eligibility of employees or participants and any other persons, and the amounts of their benefits under the Plan, and to remedy ambiguities, inconsistencies, or omissions. Any decision by the Committee shall be final, binding, and conclusive on all participants and all other persons, and shall be given the maximum possible deference permitted by law.

ARTICLE III

ELIGIBILITY AND AMOUNT OF BENEFITS

3.01 Eligibility. Each employee of an Employer who meets the definition of Section 1.09 is eligible to receive a benefit under this Plan if he or she is vested in benefits under the Retirement Plan and if he or she (a) had less than 20 years of service with Allstate on April 1, 1995, (b) incurs a Separation from Service with at least 20 years of total service with the Company and Allstate combined, and (c) has reached his or her 55th birthday but has not reached his or her normal retirement date as defined by the Allstate Retirement Plan.

3.02 Amount of Benefit. The benefit described in this section 3.02 is applicable to a Participant (if at all) only if the Participant is either a Highly Compensated or a Highly Compensated Former Employee as defined in section 7.06 of the Retirement Plan.

For Participants who retire from the Retirement Plan with at least 55 years of age and 20 years of combined service with the Company and Allstate and who did not have 20 years of service with Allstate on April 1, 1995, the Company will provide a temporary annuity equal to: (i) as reduced in (ii) payable for the period described in (iii) below:

(i) The monthly life annuity payable from the Allstate Retirement Plan starting at the Participant’s Normal Retirement Date as described by the Allstate Retirement Plan. This is the accrued Allstate benefit at the Company spin-off date as communicated by Allstate.

(ii) The monthly life annuity will be reduced by one half percent per month (6% per year) for each month the Participant’s retirement precedes his or her Normal Retirement as described by the Allstate Retirement Plan.

(iii) The monthly life annuity will be paid starting on the first day of the month following retirement until the earlier of the Participant’s death or the date which the Participant becomes eligible to receive his or her benefit from the Allstate Retirement Plan.

3.03 Preretirement Surviving Spouse Benefit. Preretirement Surviving Spouse Benefits will be payable under this Plan on behalf of a Participant. The benefit payable will be equal to the lump sum present value of the payments that would have been paid to the Participant had they retired the day before their death and lived to the date that they are eligible to begin their Allstate Benefits. In the event that the Participant does not have a surviving Spouse, the lump sum will be paid to their beneficiary or estate.

3.04 Death Benefits After Retirement. Benefits will be payable from this Plan to a beneficiary or contingent annuitant designated by a Retired Participant. The Participant may elect to have, in the event of his or her death, the monthly life annuity continue to his or her surviving Spouse but not beyond the date when the Participant would have become eligible to receive his or her benefit from the Allstate Retirement Plan. If the Participant elects to have the full benefit continue to his or her Spouse, then the benefit above will be further reduced two percent. If the Participant elects to have half of the benefit continue to his or her Spouse, then the benefit above will be further reduced one percent.

ARTICLE IV

PAYMENT OF BENEFITS

4.01 Payment of Benefits. Subject to the provisions of Section 4.02, a Participant who incurs a Separation from Service shall receive the benefits due him or her under this Plan in the form of monthly payments as described in 3.02. Such payment shall be made or commenced on the first day of the calendar month that immediately follows the Participant’s Separation from Service or as soon as administratively practicable thereafter.

4.02 Required Six-Month Delay of Payment to a Specified Participant. Notwithstanding any contrary Plan provision, any payment(s) that are otherwise required to be made under this Plan to a Specified Participant shall be accumulated during the first six (6) months following the Participant’s Separation from Service and shall be paid on the first day of the calendar month that immediately follows the end of such six-month period (or if earlier, the date of death of such Specified Participant) or as soon as administratively practicable thereafter.

4.03 Retirement Plan Termination. No further benefits may be earned under this Plan with respect to the Retirement Plan after the termination of the Retirement Plan.

4.04 Facility of Payment. Any amount payable under the Plan to a person under a Disability may be paid to such person’s legal representative, or may be applied for the benefit of such person in any manner selected by the Committee.

4.05 Review of Benefit Determinations. The Committee will provide notice in writing to any Participant or beneficiary whose claim for benefits under the Plan is denied and the Committee shall afford such Participant or beneficiary a review of its decision if so requested.

4.06 Payment and Funding of Benefits. Amounts payable under the Plan to or on account of a Participant shall be paid directly by the Employers, and shall be provided solely from the general assets of the Employers. Benefits under the Plan are not funded, the Employers’ obligation to pay such benefits is merely an unsecured contractual obligation, and a Participant or beneficiary shall be treated as a general creditor of the Employers with respect to any benefits payable under the Plan. Except as provided in Section 4.07, nothing in this Plan shall be deemed to create a trust of any kind for the benefit of the Participant or any beneficiary, or create any fiduciary relationship between the Company and the Participant or any beneficiary with respect to any assets of the Company.

4.07 Contributions to Trust Upon a Change in Control Event. Upon a Change in Control Event and by the fifteenth (15th) business day following the end of each calendar month of each Plan year thereafter, the Employer shall irrevocably deposit cash (or its equivalent) to a Trust for the investment of benefits payable under the Plan to or on account of each Participant. However, any contributions made to the Trust in respect of each Participant shall remain subject to the claims of the general creditors of the Employers. Nothing contained in this Section 4.07 shall give any Participant or beneficiary any interest in or claim against any specific assets of the Company.

ARTICLE V

MISCELLANEOUS

5.01 Action by Company. Any action required or permitted to be taken by the Company under the Plan shall be by resolution of its Board of Directors, by resolution of a duly authorized committee of its Board of Directors, or by a person or persons authorized by resolution of its Board of Directors or such committee.

5.02 Amendment and Plan Termination. The Company may, in its sole discretion, terminate, suspend, or amend this Plan at any time or from time to time, in whole or in part, but no amendment, suspension, or termination of the Plan shall, without the consent of a Participant, reduce the accrued benefit of the Participant or any Spouse.

5.03 No Effect on Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or the Employer directly employing the Participant to terminate any Participant’s employment at any time, with or without cause. Employment with the Company and its Affiliates is on an at-will basis only.

5.04 Assignment of Benefits. A Participant, Retired Participant, surviving Spouse, or beneficiary may not, either voluntarily or involuntarily, assign, anticipate, alienate, commute, pledge, or encumber any benefits to which he or she is or may become entitled under the Plan, nor may the same be subject to attachment or garnishment by any creditor’s claim or to legal process.

5.05 Applicable Law. The Plan is intended to comply with the provisions of section 409A of the Code. Notwithstanding any contrary Plan provision, the Plan shall be construed, administered and enforced in a manner that is consistent with such intent. The provisions of the Plan also shall be construed, administered and enforced in accordance with the applicable provisions of ERISA, and to the extent not preempted by ERISA, with the applicable state laws described in Section 5.07.

5.06 Construction. The Committee shall have full discretionary authority to determine eligibility and to construe and interpret the terms of the Plan, including the power to remedy possible ambiguities, inconsistencies, or omissions.

5.07 Governing State Law; Severability. The Plan shall be construed, administered and governed in all respects in accordance with the laws of the State of California (but without giving effect to any choice or conflict of law, provision or rule which would cause the application of the laws of any jurisdiction other than the State of California). If any provision of the Plan shall be held invalid or unenforceable by a court of competent jurisdiction, the remaining provisions hereof shall continue to be fully effective.

5.08 Number. The singular, where appearing in this Plan, will be deemed to include the plural, unless the context clearly indicates the contrary.

5.09 Participation of Affiliates. One or more Affiliates of the Company may become a participating employer by adopting the Plan. By adopting the Plan, an Affiliate is deemed to agree to all of its terms, including (but not limited to) the provisions granting exclusive authority to the Company to amend the Plan and the provisions granting exclusive authority to the Committee to administer and interpret the Plan. Any Affiliate may terminate its participation in the Plan at any time subject, in each case, to the approval of the Company. The liabilities incurred under the Plan to the Participants employed by each employer shall be solely the liabilities of that employer, and no other employer shall be liable for benefits accrued by a Participant during any period when he or she was not employed by such employer.

5.10 Indemnification. The Company shall, and hereby does, indemnify and hold harmless the members of the Committee, from and against any and all losses, claims, damages or liabilities (including attorneys’ fees and amounts paid, with the approval of the Company’s Board of Directors, in settlement of any claim) arising out of or resulting from the implementation of a duty, act or decision with respect to the Plan, so long as such duty, act or decision does not involve gross negligence or willful misconduct on the part of any such individual.

5.11 Income Inclusion Under Section 409A of the Code. If the Internal Revenue Service or a court of competent jurisdiction determines that Plan benefits are includible for federal income tax purposes in the gross income of a Participant before his or her actual receipt of such benefits due to a failure of the Plan to satisfy the requirements of section 409A of the Code, the Participant shall be solely responsible for his or her expenses, including additional taxation, related to such a determination.

5.12 No Guarantees Regarding Tax Treatment. Participants (or their beneficiaries) shall be responsible for all taxes with respect to any benefits under the Plan. The Company and the other Affiliates make no guarantees regarding the tax treatment to any person of any payments made under this Plan.

IN WITNESS WHEREOF, The PMI Group, Inc. by it duly authorized officer, has executed this restated Plan on the date indicated below.

THE PMI GROUP, INC.

Dated: September 24, 2007	By:	/s/ Charles Broom
Charles Broom
	Title:	Senior Vice President